Exhibit 12.02

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES (1)
INCLUDING PREFERRED STOCK DIVIDENDS
						Nine Months Ended
	Years ended December 31,					September 30,
In millions of dollars, except for ratios	2015	2014	2013	2012	2011	2016	2015
EXCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense (other than interest on deposits)	$6,869	$7,998	$9,941	$12,922	$15,678	$5,281	$5,191
Interest factor in rent expense	414	460	460	496	495	274	312
Dividends--Preferred Stock	769	511	194	26	26	757	504
Total fixed charges	$8,052	$8,969	$10,595	$13,444	$16,199	$6,312	$6,007

Income
Income from continuing operations before taxes and noncontrolling interests	$24,826	$14,701	$19,802	$8,165	$15,096	$16,377	$20,018
Fixed charges (including preferred stock dividends)	8,052	8,969	10,595	13,444	16,199	6,312	6,007
Total income	$32,878	$23,670	$30,397	$21,609	$31,295	$22,689	$26,025

Ratio of income to fixed charges excluding interest on deposits	4.08	2.64	2.87	1.61	1.93	3.59	4.33

INCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense	$11,921	$13,690	$16,177	$20,612	$24,209	$9,234	$9,020
Interest factor in rent expense	414	460	460	496	495	274	312
Dividends--Preferred Stock	769	511	194	26	26	757	504
Total fixed charges	$13,104	$14,661	$16,831	$21,134	$24,730	$10,265	$9,836

Income
Income from continuing operations before taxes and noncontrolling interests	$24,826	$14,701	$19,802	$8,165	$15,096	$16,377	$20,018
Fixed charges (including preferred stock dividends)	13,104	14,661	16,831	21,134	24,730	10,265	9,836
Total income	$37,930	$29,362	$36,633	$29,299	$39,826	$26,642	$29,854

Ratio of income to fixed charges including interest on deposits	2.89	2.00	2.18	1.39	1.61	2.60	3.04

(1)
Citigroup adopted Accounting Standards Update (ASU) 2014-01, Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects in the first quarter of 2015. The ASU is applicable to Citigroup’s portfolio of low income housing tax credit partnership interests. The adoption of this ASU was applied retrospectively, and among other items, impacts Citigroup’s Income from continuing operations before taxes and non-controlling interests for all periods presented. See Citi’s Current Report on Form 8-K furnished to the SEC on April 8, 2015.